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Exhibit 23.1

Consent of Independent Auditors

        We consent to the incorporation by reference in this Amendment No. 4 to the Registration Statement, No. 333-102800, of Durban Roodepoort Deep, Limited on Form F-3 of our report dated December 31, 2002, except for note 24, as to which the date is September 29, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to restatements of the financial statements) appearing in the Annual Report on Form 20-F/A of Durban Roodepoort Deep, Limited for the year ended June 30, 2002 and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Deloitte & Touche

Johannesburg, South Africa
September 29, 2003

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  Exhibit 23.1